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                            CONSENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Alternative Resources Corporation:


     We consent to incorporation by reference in the registration statements (Nos. 33-88918, 33-85078 and 333-12693) on Forms S-8 of Alternative Resources Corporation of our reports dated January 21, 1997, relating to the consolidated balance sheets of Alternative Resources Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related consolidated financial statement schedule, which reports are incorporated by reference in the December 31, 1996 annual report on Form 10-K of Alternative Resources Corporation.

                                            KPMG PEAT MARWICK LLP

Chicago, Illinois
March 28, 1997